Exhibit 99.1

TELA Bio Announces First Quarter 2020 Financial Results

MALVERN, Pa., May 12, 2020 (GLOBE NEWSWIRE) -- TELA Bio, Inc. ("TELA") (Nasdaq: TELA), a commercial stage medical technology company focused on designing, developing and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction, today reported financial results for the first quarter ended March 31, 2020.

Recent Highlights

-	Reported revenue of $3.7 million for the first quarter of 2020, increasing 13% over the first quarter of 2019

-	Continued progress on BRAVO Study with successful completion of 20-patient follow-up at 24-months, which has shown a 0% rate of hernia recurrence among those 20 patients, and 2% among the first 57 patients who reached one-year follow-up

-	Implemented preemptive measures to curtail near-term spending to maintain financial flexibility

"We want to express our gratitude to our partners in the medical community who continue to support and treat patients in need amidst this pandemic. I also want to thank our TELA Bio employees who have shown resilience and have come together to serve and support our patients and customers,” said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. “Despite a positive start to the year, the deferral of elective surgical procedures in which our products would be used has negatively impacted our revenues in the first quarter of 2020. As we navigate through this pandemic and look toward recovery, I am confident in our strong foundation of innovative products and dedicated team. We believe we have structured our response to mitigate business disruption and remain in a strategic position of strength to drive growth over the long-term.”

First Quarter 2020 Financial Results

Revenue was $3.7 million for the first quarter of 2020, an increase of 13% compared to the prior year period. The increase in revenue was primarily driven by an increase in unit sales of our products due to the expansion of our commercial organization and increased penetration within existing customer accounts. Though TELA’s revenue increased over the prior year period, it was impacted by lower than expected procedure volumes in the second half of March 2020 due to hospitals and patients deferring elective procedures and other factors related to the COVID-19 pandemic.

Gross profit was $2.2 million for the first quarter of 2020, or 59% of revenue, compared to $1.8 million, or 54% of revenue, in the same period in 2019. The increase in gross margin was due primarily to the decrease in the charge recognized for excess and obsolete inventory as a percentage of revenue.

Operating expenses were $8.7 million in the first quarter of 2020, compared to $7.0 million in the same period in 2019. The increase was due to the expansion of the Company’s commercial organization and increased costs associated with operating as a public company.

Loss from operations was $6.5 million in the first quarter of 2020, compared to a loss from operations of $5.2 million in the same period in 2019.

Net loss was $7.2 million in the first quarter of 2020, compared to a net loss of $6.0 million in the same period in 2019.

COVID-19 Pandemic Updates

TELA’s business has been impacted by the pandemic as physicians and their patients are required, or are choosing, to defer elective surgery procedures in which TELA’s products otherwise would be used. However, TELA is currently employing virtual selling programs and it expects to continue to creatively adapt its sales and marketing plans as it better understands the effects of the COVID-19 pandemic on TELA’s business. TELA implemented salary cuts for its employees and initiated actions in April to generate savings in areas such as travel, events, and consulting. TELA continues to work closely with hospital and physician customers and suppliers to navigate through this unforeseen event while maintaining flexible operations.

Financial Outlook

Based on the ongoing impact from restrictions on surgical procedures and shelter-in-place policies, the Company expects revenue to decline in the second quarter of 2020 as compared to the most recent completed quarter and same quarter in 2019. At this time, the full extent of the impact of the COVID-19 pandemic on TELA’s business, financial condition and results of operations is uncertain and cannot be predicted with reasonable accuracy. As a result, TELA will continue its suspension of full year 2020 revenue guidance.

Conference Call and Webcast Details

The Company will host a live conference call and webcast to discuss these results and provide a corporate update on Tuesday, May 12, 2020, at 4:30 PM ET.

To participate in the call, please dial (855) 548-1219 (domestic) or (409) 217-8881 (international) and provide conference ID 8079329. The live webcast will be available on the Events & Presentations page of the investors section of TELA's website.

About TELA Bio, Inc.

TELA Bio, Inc. is a commercial stage medical technology company focused on designing, developing and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction. TELA's products are designed to improve on shortcomings of existing biologics and minimize long-term exposure to permanent synthetic material. TELA's portfolio is supported by quality, data-driven science and extensive pre-clinical research that has consistently demonstrated advantages over other commercially available products.

Caution Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA's management. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business of the ongoing COVID-19 pandemic, including any impact on our ability to market our products, demand for our products due to deferral of procedures using our products or disruption in our supply chain, our ability to achieve or sustain profitability, our ability to gain market acceptance for our products and to accurately forecast and meet customer demand, our ability to compete successfully, our ability to enhance our product offerings, development and manufacturing problems, capacity constraints or delays in production of our products, maintenance of coverage and adequate reimbursement for procedures using our products, product defects or failures. These and other risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA assumes no obligation to updates forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

TELA Bio Contact

Stuart Henderson

Vice President, Corporate Development and Investor Relations
TELA Bio, Inc.
484-320-2930

Investor Contact

Greg Chodaczek

347-620-7010
ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$41,411	$45,302
Short-term investments	5,289	9,285
Accounts receivable, net	2,047	2,836
Inventory	4,803	4,603
Prepaid expenses and other assets	1,763	2,308
Total current assets	55,313	64,334
Property and equipment, net	693	677
Intangible assets, net	2,835	2,911
Total assets	$58,841	$67,922

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,389	$3,171
Accrued expenses	2,834	3,533
Other current liabilities	9	9
Total current liabilities	4,232	6,713
Long-term debt with related party	30,381	30,243
Other long-term liabilities	1	4
Total liabilities	34,614	36,960

Stockholders’ equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 11,407,998 and 11,406,976 shares issued and 11,407,600 and 11,406,221 shares outstanding at March 31, 2020 and December 31, 2019, respectively	11	11
Additional paid-in capital	199,287	198,829
Accumulated other comprehensive income (loss)	8	(19)
Accumulated deficit	(175,079)	(167,859)
Total stockholders’ equity	24,227	30,962
Total liabilities and stockholders’ equity	$58,841	$67,922

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2020	2019
Revenue	$3,726	$3,306
Cost of revenue (excluding amortization of intangible assets)	1,450	1,432
Amortization of intangible assets	76	76
Gross profit	2,200	1,798
Operating expenses:
Sales and marketing	5,269	3,995
General and administrative	2,518	1,324
Research and development	912	1,659
Total operating expenses	8,699	6,978
Loss from operations	(6,499)	(5,180)
Other (expense) income:
Interest expense	(879)	(912)
Change in fair value of preferred stock warrant liability	—	36
Other income	158	90
Total other (expense) income	(721)	(786)
Net loss	(7,220)	(5,966)
Accretion of redeemable convertible preferred stock to redemption value	—	(2,025)
Net loss attributable to common stockholders	$(7,220)	$(7,991)
Net loss per common share, basic and diluted	$(0.63)	$(27.00)
Weighted average common shares outstanding, basic and diluted	11,406,783	295,992
Comprehensive loss:
Net loss	$(7,220)	$(5,966)
Foreign currency translation adjustment	27	(4)
Comprehensive loss	$(7,193)	$(5,970)